                     ALLIANCE GROWTH AND INCOME FUND, INC.

                          1345 Avenue of the Americas
                            New York, New York 10105
                            Toll Free (800) 221-5672

                                                              September 22, 2000

To the Stockholders of Alliance Growth and Income Fund, Inc. (the "Fund"):

  The accompanying Notice of Meeting and Proxy Statement present five proposals to be considered at the Fund's Special Meeting of Stockholders to be held on November 2, 2000. The proposals are discussed more fully in the accompanying Proxy Statement.

  The first two proposals are for, respectively, the reelection of the Fund's Directors and the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to the Fund for its fiscal year ending October 31, 2000. The third proposal is for an amendment to the Fund's investment advisory agreement with Alliance Capital Management L.P. to increase the advisory fee payable by the Fund to Alliance and to revise the investment advisory fee breakpoint schedule. The last two proposals relax or remove, in each case consistent with the Investment Company Act of 1940 (the "1940 Act"), certain investment restrictions required by state "blue sky" laws that were preempted and thus nullified by Congress in 1996. These restrictions are not required by the 1940 Act and could impair the ability of the Fund to respond competitively to future market developments. The Board believes that it is in the best interests of the Fund and its stockholders to change these restrictions to provide the Fund with the investment flexibility allowed by the 1940 Act.

  We welcome your attendance at the Meeting. If you are unable to attend, we encourage you to vote your proxy promptly. Shareholder Communications Corporation ("SCC"), a professional proxy solicitation firm, has been selected to assist stockholders in the voting process. As the date of the Meeting approaches, if we have not yet received your proxy, you may receive a telephone call from SCC reminding you to exercise your right to vote. If you have any questions regarding the Meeting agenda or how to submit your proxy, please call SCC at (877) 504-9594.

                                   Sincerely,

                                   John D. Carifa
                                      Chairman and President

[Alliance Capital Logo]

                     ALLIANCE GROWTH AND INCOME FUND, INC.

-------------------------------------------------------------------------------

1345 Avenue of the Americas
New York, New York 10105
Toll Free (800) 221-5672
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               November 2, 2000

To the Stockholders of Alliance Growth and Income Fund, Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Alliance Growth and Income Fund, Inc., a Maryland corporation (the "Fund"), will be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on Thursday, November 2, 2000 at 11:00 a.m., for the following purposes, all of which are more fully described in the accompanying Proxy Statement dated September 22, 2000:

    1. To elect eight Directors of the Fund, each to hold office until his or her successor is duly elected and qualified;

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund for its fiscal year ending October 31, 2000;

    3. To consider and vote on the approval of an amendment to the Fund's Investment Advisory Agreement with Alliance Capital Management L.P. (the "Adviser") to increase the advisory fee payable by the Fund to the Adviser and revise the investment advisory fee breakpoint schedule;

    4. To approve an amendment of a fundamental policy to permit the Fund to engage in securities lending to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act");

    5. To approve an amendment to the Fund's fundamental policy relating to portfolio diversification to permit the Fund to fully utilize the investment latitude for diversified funds established by the 1940 Act; and

    6. To transact such other business as may properly come before the Meeting.

  The Board of Directors has fixed the close of business on September 8, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof.

  The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund. Each stockholder who does not expect to attend the Meeting in person is requested to complete, date, sign and promptly return the enclosed proxy card, or to vote by telephone or via the Internet as described on the enclosed proxy card.

  The Board of Directors recommends approval of all the proposals.

                                   By Order of the Board of Directors,

                                   Edmund P. Bergan, Jr.
                                    Secretary

New York, New York
September 22, 2000

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

  Please indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. You may also vote via the Internet or by telephone. To do so, please follow the instructions on the enclosed proxy card. Your vote is very important no matter how many shares you own. Please mark and mail your proxy promptly or vote by telephone or through the Internet in order to save the Fund any additional cost of further proxy solicitation and in order for the Meeting to be held as scheduled.

--------------------------------------------------------------------------------
(R) This registered service mark used under license from the owner, Alliance Capital Management L.P.

                                PROXY STATEMENT

                     ALLIANCE GROWTH AND INCOME FUND, INC.
                          1345 Avenue of the Americas
                           New York, New York 10105

                            -----------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                               November 2, 2000

                            -----------------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alliance Growth and Income Fund, Inc., a Maryland corporation (the "Fund"), to be voted at the Special Meeting of Stockholders of the Fund (the "Meeting"), to be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on Thursday, November 2, 2000 at 11:00 a.m. Proxies will be solicited primarily by mail and solicitation may also be made by telephone. Solicitation costs will be borne by Alliance Capital Management L.P., the Fund's investment adviser (the "Adviser").

  The Board of Directors has fixed the close of business on September 8, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any postponement or adjournment thereof (the "Record Date"). The outstanding voting shares of the Fund as of the Record Date consisted of 1,342,112,509 shares of common stock, representing four classes of shares, each share being entitled to one vote. All properly executed and timely received proxies will be voted in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies will be voted for the election of eight directors (Proposal One), for the ratification of the selection of PricewaterhouseCoopers LLP as the Fund's independent accountants for its fiscal year ending October 31, 2000 (Proposal Two), for the approval of an amendment to the Fund's Investment Advisory Agreement (the "Advisory Agreement") with the Adviser to provide for an increase in the advisory fee payable by the Fund to the Adviser and to revise the investment advisory fee breakpoint schedule (Proposal Three), for the approval of an amendment to a fundamental policy to permit the Fund to engage in securities lending to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act")(Proposal Four), and for the approval of an amendment to the Fund's fundamental policy relating to portfolio diversification to permit the Fund to fully utilize the investment latitude for diversified funds established by the 1940 Act (Proposal Five). (These proposals are referred to individually as a "Proposal" and collectively as the "Proposals".) Any stockholder may revoke that stockholder's proxy at any time prior to exercise thereof by giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, by signing another proxy of a later date or by personally voting at the Meeting.

  Properly executed proxies may be returned with instructions to abstain from voting or to withhold authority to vote (an "abstention") or represent a broker "non-vote" (which is a proxy from a broker or nominee indicating that the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote). The shares represented by such a proxy will be considered present for purposes of determining the existence of a quorum for the transaction of business. Those shares not being cast will have no effect, however, on the outcome of the Proposals. If any proposal, other than the Proposals, properly comes before the Meeting, the shares represented by proxies will be voted on all such other proposals in the discretion of the person or persons voting the proxies. The Fund has not received notice of, and is not otherwise aware of, any other matter to be presented at the Meeting.

  A quorum for the Meeting will consist of the presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Meeting. Whether or not a quorum is present at the Meeting, if sufficient votes in favor of the position recommended by the Board of Directors on any Proposal described in the Proxy Statement are not timely received, the persons named as proxies may, but are under no obligation to, with no other notice than announcement at the Meeting, propose and vote for one or more adjournments of the Meeting to permit further solicitation of proxies. The Meeting may be adjourned with respect to fewer than all the Proposals in the Proxy Statement, and a stockholder vote may be taken on any one or more of the Proposals prior to any adjournment if sufficient votes have been received for approval thereof. Shares represented by proxies indicating a vote contrary to the position recommended by the Board of Directors on a Proposal will be voted against adjournment as to that Proposal.

  The Fund has engaged Shareholder Communications Corporation ("SCC"), 17 State Street, New York, New York 10004, to assist the Fund in soliciting proxies for the Meeting. SCC will receive a fee of $15,000 for its services plus reimbursement of out-of-pocket expenses.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Meeting, eight Directors are to be elected, each to serve until his or her successor is duly elected and qualifies. The affirmative vote of a majority of the votes cast at the Meeting is required to elect a Director. It is the intention of the persons named as proxies in the accompanying proxy to nominate and vote in favor of the election of each nominee referred to below.

  Messrs. John D. Carifa, David H. Dievler, John H. Dobkin, William H. Foulk, Jr., Clifford L. Michel and Donald J. Robinson, Ms. Ruth Block and Dr. James
M. Hester were previously elected as Directors of the Fund by its stockholders. The foregoing individuals are standing for reelection at the Meeting. Each of the eight nominees has consented to serve as a Director of the Fund. The Board of Directors knows of no reason why any of the nominees will be unable to serve, but in the event any nominee is unable to serve or for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for a substitute nominee as the Board of Directors may recommend.

  Certain information concerning the Fund's Directors is set forth below. Each is a director or trustee of other investment companies sponsored by the Adviser.

                                                               Number of shares
                                                                 of the Fund's
                                                                 common stock
                                                                 beneficially
    Name, age, positions and offices with the       Year first owned directly or
   Fund, principal occupations during the past       became a  indirectly as of
        five years and other Directorships           Director  September 8, 2000
   -------------------------------------------      ---------- -----------------
  * John D. Carifa, Chairman of the Board, 55.         1987              0
    President, Chief Operating Officer and a
    Director of Alliance Capital Management
    Corporation, the general partner of the
    Adviser ("ACMC"), which he has been associated
    with since prior to 1995.

**+ Ruth Block, Director, 69. Formerly Executive       1986              0
    Vice President and Chief Insurance Officer of
    The Equitable; Chairman and Chief Executive
    Officer of Evlico; Director of Avon, Tandem
    Financial Group and Donaldson Lufkin &
    Jenrette Securities Corporation. She is
    currently a Director of Ecolab Incorporated
    (specialty chemicals) and BP Amoco Corporation
    (oil and gas).

**+ David H. Dievler, Director, 70. Independent        1987         54,884
    Consultant. Until December 1994 he was Senior
    Vice President of ACMC responsible for mutual
    fund administration. Prior to joining ACMC in
    1984 he was Chief Financial Officer of
    Eberstadt Asset Management since 1968. Prior
    to that he was a Senior Manager at Price
    Waterhouse & Co.  Member of American Institute
    of Certified Public Accountants since 1953.

**+ John H. Dobkin, Director, 58. President of         1992         46,919
    Historic Hudson Valley (historic preservation)
    since prior to 1995. Previously, he was
    Director of the National Academy of Design.
    During 1988-92, he was a Director and Chairman
    of the Audit Committee of ACMC.

-----------
 * "Interested person," as defined in the 1940 Act, of the Fund because of an affiliation with the Adviser.
** Member of the Audit Committee.
 + Member of the Nominating Committee.

                                                              Number of shares
                                                                of the Fund's
                                                                common stock
                                                                beneficially
    Name, age, positions and offices with the      Year first owned directly or
   Fund, principal occupations during the past      became a  indirectly as of
       five years and other Directorships           Director  September 8, 2000
   -------------------------------------------     ---------- -----------------
**+ William H. Foulk, Jr., Director, 68.              1992              0
    Investment Adviser and Independent
    Consultant. He was formerly Senior Manager of
    Barrett Associates, Inc., a registered
    investment adviser, with which he had been
    associated since prior to 1995. He was
    formerly Deputy Comptroller of the State of
    New York and, prior thereto, Chief Investment
    Officer of the New York Bank for Savings.

**+ Dr. James M. Hester, Director, 76. President      1989         12,410
    of The Harry Frank Guggenheim Foundation,
    with which he has been associated since prior
    to 1995. He was formerly President of New
    York University and The New York Botanical
    Garden, Rector of The United Nations
    University and Vice Chairman of the Board of
    the Federal Reserve Bank of New York.

**+ Clifford L. Michel, Director, 61. Member of       1989          3,267
    the law firm of Cahill Gordon & Reindel, with
    which he has been associated since prior to
    1995. He is President and Chief Executive
    Officer of Wenonah Development Company
    (investments) and a Director of Placer Dome,
    Inc. (mining).

**+ Donald J. Robinson, Director, 66. Senior          1996              0
    Counsel of the law firm of Orrick, Herrington
    & Sutcliffe LLP since January 1995. He was
    formerly a senior partner and a member of the
    Executive Committee of that firm. He was also
    a member of the Municipal Securities
    Rulemaking Board and Trustee of the Museum of
    the City of New York.

-----------
** Member of the Audit Committee.
 + Member of the Nominating Committee.

  It is the policy of the Boards of Directors of all registered investment companies to which the Adviser provides investment advisory services including the Fund (collectively, the "Alliance Fund Complex") that each Director will invest specified minimum amounts and (in most cases) an overall total of at least $150,000 in shares of investment companies within the Alliance Fund Complex. As of the Record Date, the Directors and officers of the Fund as a group owned less than 1% of the shares of the Fund.

  During the Fund's fiscal year ended October 31, 1999 (the "1999 fiscal year"), the Board of Directors met seven times, the Audit Committee met twice for the purposes described below in Proposal Two and the Nominating Committee of the Fund did not meet. Both the Audit Committee and the Nominating Committee are standing committees of the Board. The Nominating Committee considers individuals for nomination to fill vacancies on the Board of Directors. It does not currently consider for nomination candidates proposed by stockholders.

  The Fund does not pay any fees to, or reimburse expenses of, any Director during a time in which such Director is considered an "interested person" of the Fund. The aggregate compensation paid by the Fund to each of the Directors during the 1999 fiscal year, the aggregate compensation paid to each of the Directors during calendar year 1999 by all of the investment companies in the Alliance Fund Complex and the total number of investment companies and investment portfolios within the Alliance Fund Complex with respect to which each of the Directors serves as a director or trustee are set forth below. Neither the Fund nor any other investment company in the Alliance Fund Complex provides compensation in the form of pension or retirement benefits to any of its directors or trustees.

                                                          Total Number
                                                         of Investment   Total Number of
                                               Total      Companies in     Investment
                                            Compensation  the Alliance  Portfolios within
                                             from the     Fund Complex, the Alliance Fund
                             Aggregate     Alliance Fund including the      Complex,
                         Compensation from   Complex,     Fund, as to     including the
                          the Fund during  including the   which the    Fund, as to which
                          the Fiscal Year  Fund, during  Director is a  the Director is a
                         Ended October 31,   the 1999    Director or a    Director or a
                               1999        Calendar Year    Trustee          Trustee
                         ----------------- ------------- -------------- -----------------
John D. Carifa..........      $    0         $      0          50              103
Ruth Block..............      $3,617         $154,263          38               80
David H. Dievler........      $3,735         $210,188          45               87
John H. Dobkin..........      $3,737         $206,488          42               84
William H. Foulk, Jr....      $3,738         $246,413          45               98
Dr. James M. Hester.....      $3,740         $164,138          39               81
Clifford L. Michel......      $3,740         $183,388          39               83
Donald J. Robinson......      $2,984         $140,813          41               92

  Your Board of Directors recommends that the stockholders vote "FOR" the election of each of the foregoing nominees to serve as a Director of the Fund.

                                 PROPOSAL TWO

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, including a majority of the Directors who are not "interested persons" of the Fund, as defined in the 1940 Act, at a meeting held on September 24-25, 1999, selected PricewaterhouseCoopers LLP, independent accountants to audit the accounts of the Fund for the fiscal year ending October 31, 2000. PricewaterhouseCoopers LLP does not have any direct financial interest or any material indirect financial interest in the Fund. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund.

  A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and to have the opportunity to make a statement and to respond to appropriate questions from stockholders. The Audit Committee of the Board of Directors meets with representatives of PricewaterhouseCoopers LLP to discuss the scope of their engagement and to review the financial statements of the Fund and the results of their examination thereof.

  Your Board of Directors recommends that the stockholders vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund.

                                PROPOSAL THREE

 APPROVAL OF A PROPOSAL TO AMEND THE INVESTMENT ADVISORY AGREEMENT TO INCREASE
  THE INVESTMENT ADVISORY FEE AND REVISE THE ADVISORY FEE BREAKPOINT SCHEDULE

  At a meeting of the Board of Directors held on July 19-20, 2000, the Directors considered and approved the Adviser's proposal that the Fund's Advisory Agreement be amended as described below to increase the advisory fee payable by the Fund to the Adviser and revise the current advisory fee breakpoint schedule and resolved to recommend the amendment to the stockholders for their approval. Approval of Proposal Three requires the affirmative vote of "a majority of the outstanding voting securities" as defined by the 1940 Act, which means the lesser of (i) 67% or more of the voting securities of the Fund present or represented at the Meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Fund.

  If the stockholders of the Fund do not approve the amendment to increase the advisory fee and revise the advisory fee breakpoint schedule, the Board of Directors will consider other appropriate action.

  Your Board of Directors recommends that the stockholders vote "FOR" the approval of Proposal Three.

Summary of the Proposal

  At the Board's July 19-20, 2000 Meeting, the Adviser presented data to the Directors indicating that the Fund's current advisory fee is significantly below both the average fee for funds with similar investment objectives and the average fees paid by those funds that the Adviser has identified as the Fund's main competitors. The Adviser noted that the Fund's lower than average advisory fee is the result of its inherited fee breakpoint schedule, which had been in place for many years when the Adviser assumed management of the Fund in 1986 and which contains breakpoints at asset levels that are low in light of the Fund's growth in recent years. The proposed increase in the advisory fee and the new proposed breakpoint schedule are designed to bring the fee closer to industry averages for comparable funds.

  Proposed Fee. As approved by the Directors, the Fund's proposed advisory fee would be .625 of 1% of the first $5 billion, .60 of 1% of the excess over $5 billion up to $7.5 billion, .575 of 1% of the excess over $7.5 billion up to $10 billion and .55 of 1% of the excess over $10 billion of the average daily value of the Fund's net assets. At the Fund's current asset level of $5.3 billion, the effective fee rate under the Proposal would be .624%. If the Proposal is approved by the stockholders the new advisory fee would become effective promptly following such approval. This proposed fee differs slightly from the fee initially proposed to the Board of Directors by the Adviser. See "Board Considerations" below.

  Current Fee. The Fund's current advisory fee is .625 of 1% of the first $200 million, .50 of 1% of the excess over $200 up to $400 million and .45 of 1% of any excess over $400 million of the average daily value of the Fund's net assets. At the Fund's current asset level, its effective fee rate is .46%.

Board Considerations

  In its deliberations concerning the Adviser's proposal that they approve the proposed increase in the advisory fee and revisions to the advisory fee breakpoint schedule, the Directors considered that the Fund has been experiencing superior investment performance and that the Fund's current advisory fee is significantly below industry norms. The Directors reviewed a comparison of the Fund's investment performance, advisory fee and expense ratio against both the larger universe of the multi-cap value funds tracked by Lipper Analytical Services, Inc. ("Lipper") and smaller universes, prepared by the Adviser and based upon recent data supplied by Lipper, of the seven best selling salesforce-distributed multicap value funds, including the Fund (the "Key Competitor Universe") and the nine largest salesforce-distributed multicap value funds, including the Fund (the "Adviser's Competitor Universe"). The Adviser's Competitor Universe included only one competitive fund per complex. The comparison reflects that, as of June 30, 2000, measured against the broader universe of Lipper multi-cap funds, the Fund has achieved top decile performance for the 3-year and 5-year periods and near top quartile performance (124 of 482, or top 26%) for the 1-year period. Measured against the more narrow Key Competitor Universe, the Fund's performance was second out of seven funds for the 3-year and 5-year periods and fourth and third for the 1-year and 6-month periods, respectively, ending on June 30, 2000. In addition, the Adviser provided the Directors with information that indicated that the Fund significantly outperformed the Adviser's Competitor Universe by approximately 403, 738 and 562 basis points for the one, three and five year periods, respectively, ended May 31, 2000.

  The Adviser further noted to the Directors that, while the Fund's performance has been exceptional, the effective advisory fee rate as of June 30, 2000 of .46% is well below the Lipper multi-cap value fund average and median fees of .76% and .77%, respectively, and significantly below the .628% and .614% average fees of the Adviser's Competitor Universe at the $3 billion and $5 billion asset levels, respectively. The Adviser also noted that the Fund's effective fee as of June 30, 2000 is slightly below the average .48% fee of funds of similar size and distribution.

  In addition, the Adviser informed the Directors that under its proposed fee schedule, the Fund's effective fee rate of .638% at its asset level as of June 30, 2000 would remain well below the average and median of the larger Lipper peer group, but would be slightly above the average of the Adviser's Competitor Universe and somewhat above the average of the Key Competitor Universe. The Adviser stated that it believed that this fee is appropriate given the research intensive nature of the Adviser's disciplined investment process and the Fund's consistently superior long-term performance against these smaller groups.

  The Adviser also noted that the expense ratio for the Fund's Class A shares at current asset levels of .910% is in line with the .872% average of a group of five salesforce-distributed multi-cap value funds of similar size and distribution and well below the 1.38% Lipper average. The Adviser informed the Directors that, if the Proposal is approved, it expected that the Fund's expense ratio for the Fund's Class A shares would be 1.09% and would remain well below the Lipper average, although it would be somewhat higher than the average for funds of similar size and distribution. The current and pro forma fees (assuming approval of the new advisory fee rate) and expenses for each class of the Fund's shares are set forth in the tables below.

  As proposed by the Adviser, the advisory fee would have been increased to .650 of 1% of the first $2.5 billion, .625 of 1% of the next $2.5 billion, .600 of 1% of the next $2.5 billion, .575 of 1% of the next $2.5 billion and .550 of 1% of the excess over $10 billion, of the average daily value of the Fund's net assets.

  In its deliberations on the proposed increase in the advisory fee, the Board of Directors reviewed the materials provided by the Adviser and considered, among other things, the following: (1) the performance of the Fund, noting the Fund had outperformed both the larger Lipper Universe and the smaller Key Competitor and Adviser's Competitor Universes, (2) the level of the proposed fee as compared to the fees paid by other funds in the Lipper Universe, the Adviser's Competitor Universe and the universe of the funds of similar size and distribution, (3) the nature and quality of the services rendered by the Adviser, (4) actual expense ratios of the Fund as of June 30, 2000 and pro-forma expense ratios assuming adoption of the proposed fee increase, and (5) the profitability of the Fund to the Adviser for calendar year 1999 and pro-forma data regarding the profitability of the Fund to the Adviser assuming adoption of the proposed fee increase.

  Following the Adviser's presentation, the independent Directors consulted separately with their independent counsel. Thereafter, the Directors met with representatives of the Adviser and indicated their general agreement with the proposal presented by the Adviser but stated their belief that it would be more suitable to reduce the fee at the initial breakpoint from .650% on the first $2.5 billion to .625% on the first $5 billion and to thereafter continue with the breakpoint schedule as proposed. In response, the Adviser indicated its willingness to accept this recommendation of the disinterested Directors, after which the Directors and the disinterested Directors as a whole, approved the proposal and determined to recommend the proposal to shareholders for their approval.

Fees and Expenses

  The following tables describe, for each of the Fund's four classes of shares, the Fund's operating expenses for the 1999 fiscal year, including the advisory fee, and the Fund's corresponding pro forma fees and expenses to the 1999 fiscal year, including the advisory fee, if the Proposal is approved.

Current Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

                                                       Class Class Class Advisor
                                                         A     B     C    Class
                                                       ----- ----- ----- -------
Advisory fees.........................................  .47%  .47%  .47%  .47%
Distribution (12b-1) fees.............................  .24% 1.00% 1.00%  None
Other expenses........................................  .22%  .23%  .22%  .21%
Total fund operating expenses.........................  .93% 1.70% 1.69%  .68%

Pro Forma Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

                                                       Class Class Class Advisor
                                                         A     B     C    Class
                                                       ----- ----- ----- -------
Advisory fees.........................................  .63%  .63%  .63%  .63%
Distribution (12b-1) fees.............................  .24% 1.00% 1.00%  None
Other expenses........................................  .22%  .23%  .22%  .21%
Total fund operating expenses......................... 1.09% 1.86% 1.85%  .84%

Examples

  The Examples are to help you compare the cost of investing in the Fund with the cost of investing in other funds. They assume that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. They also assume that your investment has a 5% return each year, that the Fund's operating expenses stay the same and that all dividends and distributions are reinvested. Your actual costs may be higher or lower. Although Proposal Three involves no change in such charges, for the sake of comparison these examples also include the 4.25% maximum sales charge imposed on purchases of Class A shares and the 4.0% and 1.0% maximum deferred sales charges imposed as a percentage of the original purchase price or redemption proceeds, whichever is lower, of Class B shares and Class C shares, respectively.

Current Examples

                                                   Class  Class   Class  Advisor
                                                     A      B       C     Class
                                                   ------ ------  ------ -------
After 1 year...................................... $  516 $  573  $  272  $ 69
After 3 years..................................... $  709 $  736  $  533  $218
After 5 years..................................... $  918 $  923  $  918  $379
After 10 Years.................................... $1,519 $1,804+ $1,998  $847

-----------
+ Assumes Class B shares convert to Class A shares after eight years.

Pro Forma Examples

                                                   Class  Class   Class  Advisor
                                                     A      B       C     Class
                                                   ------ ------  ------ -------
After 1 year...................................... $  531 $  589  $  288  $  86
After 3 years..................................... $  757 $  785  $  582  $ 268
After 5 years..................................... $1,000 $1,006  $1,001  $ 466
After 10 Years.................................... $1,697 $1,979+ $2,169  $1037

-----------
+ Assumes Class B shares convert to Class A shares after eight years.

  The Adviser received aggregate advisory fees from the Fund in the amount of $13,402,371 for the 1999 fiscal year. If the proposed fee had been in effect during the 1999 fiscal year, the Adviser would have received an aggregate amount of $17,989,404, representing an increase of 34.2%. If approved, the increase in advisory fees could negatively affect the Fund's performance and returns because the Fund will have higher expenses than otherwise would be the case.

Investment Advisory Agreement

  The current Advisory Agreement, dated July 22, 1992, was approved by a majority of the outstanding voting securities of the Fund at a meeting held on June 11, 1992.

  Under the Advisory Agreement, the Adviser furnishes advice and recommendations with respect to the Fund's portfolio of securities and investments and provides persons satisfactory to the Board of Directors to act as officers and employees of the Fund. These officers and employees, as well as certain Directors of the Fund, may be employees of the Adviser or its affiliates.

  The Advisory Agreement is to remain in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Fund's Directors or by majority vote of the holders of the outstanding voting securities of the Fund and in either case by a majority of the Directors who are not parties to the Advisory Agreement, or interested persons, as defined in the 1940 Act, of any such party, at a meeting in person called for the purpose of voting on such matter. Continuance of the Advisory Agreement for another annual term was approved by the Directors, including a majority of the Directors who are not "interested persons" as defined in the 1940 Act, at a meeting of the Board of Directors held on July 19-20, 2000.

  The Advisory Agreement may be terminated without penalty on 60 days' written notice by a vote of a majority of the Fund's outstanding voting securities or by a vote of a majority of the Fund's Directors, or by the Adviser on 60 days' written notice, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that the Adviser shall not be liable thereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that the Adviser shall be liable to the Fund and stockholders by reason of willful misfeasance, bad faith or gross negligence, or of reckless disregard of its obligations and duties under the Advisory Agreement.

  As to the obtaining of services other than those specifically provided to the Fund by the Adviser, the Fund may employ its own personnel. For such services, it also may utilize personnel employed by the Adviser or other subsidiaries of The Equitable Life Assurance Society of the United States ("Equitable") and, in that event, the services are to be provided to the Fund at cost and the payments therefore must be specifically approved by the Fund's Directors. The Fund paid to the Adviser a total of $130,000 for the cost of certain administrative, accounting, bookkeeping, legal and compliance services to the Fund during the 1999 fiscal year.

Investment Adviser

  Alliance Capital Management L.P. (the "Adviser"), a Delaware limited partnership with principal offices at 1345 Avenue of the Americas, New York, New York 10105, has been retained under the Advisory Agreement to provide investment advice and, in general, to conduct the management and investment program of the Fund under the supervision of the Fund's Board of Directors. The Adviser is a leading international investment adviser supervising client accounts with assets as of June 30, 2000 totaling more than $388 billion (of which more than $185 billion represented assets of investment companies). As of June 30, 2000, the Adviser managed retirement assets for many of the largest public and private employee benefit plans (including 29 of the nation's FORTUNE 100 companies), for public employee retirement funds in 33 states, for investment companies, and for foundations, endowments, banks and insurance companies worldwide. As of June 30, 2000, the 52 registered investment companies managed by the Adviser, comprising 122 separate investment portfolios, had more than
6.1 million shareholder accounts.

  Alliance Capital Management Corporation, with principal offices at 1345 Avenue of the Americas, New York, New York 10105, is the general partner of the Adviser and a wholly-owned subsidiary of Equitable. Equitable, with principal offices at 1290 Avenue of the Americas, New York, New York 10104, one of the largest life insurance companies in the United States, is the beneficial owner of an approximately 55.4% partnership interest in the Adviser. Alliance Capital Management Holding L.P. ("Alliance Holding") owns an approximately 41.9% partnership interest in the Adviser./1/ Equity interests in Alliance Holding are traded on the New York Stock Exchange in the form of units. Approximately 98% of such interests are owned by the public and management or employees of the Adviser and approximately 2% are owned by Equitable. Equitable is a wholly owned subsidiary of AXA Financial, Inc. ("AXA Financial"), a Delaware corporation with principal offices at 1290 Avenue of the Americas, New York, New York 10104, whose shares are traded on the New York Stock Exchange. AXA Financial serves as the holding company for the Adviser, Equitable and Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an integrated investment and merchant bank. As of June 30, 1999, AXA, a French insurance holding company, with principal offices at 25, Avenue Matignon, 75008 Paris, France, owned approximately 58.2% of the issued and outstanding shares of common stock of AXA Financial.

Distribution and Transfer Agency Fees and Payments to Affiliated Brokers

  The Fund has entered into a Distribution Services Agreement (the "Distribution Agreement") with Alliance Fund Distributors, Inc., the Fund's principal underwriter, to permit it to distribute the Fund's shares and to permit the Fund to pay distribution services fees to defray expenses associated with the distribution of its Class A shares, Class B shares and
-----------
/1/ Until October 29, 1999, Alliance Holding served as the investment adviser to the Fund. On that date, Alliance Holding reorganized by transferring its business to the Adviser. Prior thereto, the Adviser had no material business operations. One result of the organization was that the Advisory Agreement, then between the Fund and Alliance Holding, was transferred to the Adviser and ownership of Alliance Fund Distributors, Inc. and Alliance Fund Services, Inc., the Fund's principal underwriter and transfer agent, respectively, also was transferred to the Adviser.

Class C shares in accordance with a plan of distribution which is included in the Distribution Agreement and has been duly adopted and approved in accordance with Rule 12b-1 under the 1940 Act. During the Fund's 1999 fiscal year, the Fund paid distribution services fees for expenditures under the Distribution Agreement of $3,081,790 with respect to Class A shares, $12,625,937 with respect to Class B shares, and $3,197,078 with respect to Class C shares.

  Alliance Fund Services, Inc., an indirect wholly-owned subsidiary of the Adviser located at 500 Plaza Drive, Secaucus, New Jersey 07094, receives a transfer agency fee per account holder of each of the Class A shares, Class B shares, Class C shares and Advisor Class shares of the Fund, plus reimbursement for out-of-pocket expenses. For the Fund's 1999 fiscal year, the Fund paid AFS $3,157,091 for transfer agency services.

  Distribution and transfer agency services will continue following the approval of the Proposal.

  During the Fund's fiscal year ended October 31, 1999, brokerage commissions amounting in the aggregate to $288,596 were paid to DLJ, which as discussed above, is an affiliate of the Adviser. The brokerage commissions paid to DLJ constituted 5.04%% of the Fund's aggregate brokerage commissions.

Other Fund Advised by the Adviser with Similar Investment Objectives

  The Growth and Income Portfolio of Alliance Variable Products Series Fund, Inc. (the "Variable Portfolio") has an investment objective that is similar to that of the Fund. The fees paid to the Adviser pursuant to an advisory agreement in effect for the Variable Portfolio are .625% (as a percentage of average daily net assets). For the Variable Portfolio's fiscal year ending December 31, 2000, the Adviser has agreed to waive its fee and bear certain expenses so that its total expenses do not exceed on an accrued basis .95% for Class A shares and 1.20% for class B shares. Because the Variable Portfolio's total expenses are presently below these limits, the Adviser is not currently waiving its fee or reimbursing expenses. The average net assets of the Variable Portfolio for the year ended December 31, 1999 were $454,233,904.

                                 PROPOSAL FOUR

                             APPROVAL OF A PROPOSAL
                         TO AMEND A FUNDAMENTAL POLICY
                   TO PERMIT SECURITIES LENDING TO THE EXTENT
                           PERMITTED BY THE 1940 ACT

  The fundamental policies of the Fund currently do not permit the lending of securities. Under the Fund's current policy, the Fund may not make loans except certain call loans upon collateral security. At its September 7, 2000 Special Meeting, the Adviser informed the Directors that it was developing, for the Director's consideration, proposed securities lending arrangements for many Alliance Mutual Funds, including the Fund. The Adviser noted that the proposed arrangements would enable each participating fund to earn incremental investment income through the lending of a portion of the Fund's portfolio securities on terms designed to avoid any impingement of the Fund's ongoing investment process. The Adviser stated that in anticipation of these recommendations, it was recommending the revision of the Fund's fundamental investment restriction generally prohibiting the Fund from engaging in securities lending. At the September 7, 2000 Meeting, the Board of Directors approved the Adviser's recommendation that this fundamental policy be revised to permit the Fund to engage in securities lending to the extent permitted by the 1940 Act. The Board further resolved to recommend this change to the Fund's stockholders for their approval.

  In recommending this change, the Adviser informed the Board that this absolute prohibition was not required by the 1940 Act. The Adviser noted that this restriction was required by state "blue sky" laws that were nullified by the federal preemption of state regulation of mutual fund prospectuses passed by Congress in 1996. The Adviser noted that in order to ensure that the Fund can continue to compete with newer funds created after federal preemption that are not so constrained as well as older funds that changed their lending policies to permit securities lending, it was recommending that this fundamental policy be revised so as to provide the Fund with essentially the same investment flexibilty to engage in securities lending as is possessed by the majority of the Alliance Mutual Funds, which are permitted to engage in securities lending to the extent permitted by the 1940 Act.

  Based on the information provided by the Adviser, the Directors approved the Adviser's proposal and recommended its approval by the Fund's stockholders. The proposed revised fundamental policy would provide as follows:

  The Fund may not make loans to other persons, except that the Fund may lend its portfolio securities in accordance with applicable law. The acquisition of investment securities or other investment instruments shall not be deemed to be the making of a loan.

  If the proposed revised policy is adopted by the stockholders, under current law the Fund would be able to lend portfolio securities up to a maximum in value of 33 1/3% of its total assets (including collateral for any stock loaned). The Fund would lend securities only on a fully collateralized basis and only to borrowers deemed by the Adviser to be of sound financial standing. While any such loan is outstanding, it would generally be secured by collateral in the form of cash or securities issued or guaranteed by the U.S. Government, equal at all times to at least 100% of the current market value of the loaned securities plus, if applicable, accrued interest. All such loans could be terminated at any time by either the Fund (entitling the Fund to the return of the loaned securities at the end of the customary settlement period for the type of securities loaned) or the borrower. It is currently expected that the transactions would be structured so that the Fund would retain rights of ownership of the loaned securities, including rights to dividends, interest or other distributions on the loaned securities. Voting rights would pass with the lending, although the Fund would be able to call loans to vote proxies if desired.

  Approval of this proposal requires the affirmative vote of " a majority of the outstanding voting securities" defined herein. If the stockholders of the Fund do not approve the amendment to the Fund's fundamental policy to permit lending to the extent permitted by the 1940 Act, the policy will remain unchanged.

  Your Board of Directors recommends that the stockholders vote "FOR" the approval of Proposal Four.

                                 PROPOSAL FIVE

   APPROVAL OF A PROPOSAL TO AMEND THE FUND'S FUNDAMENTAL POLICY RELATING TO PORTFOLIO DIVERSIFICATION TO PERMIT THE FUND TO FULLY UTILIZE THE INVESTMENT
          LATITUDE FOR DIVERSIFIED FUNDS ESTABLISHED BY THE 1940 ACT

  Although the Fund is a "diversified" investment company under the 1940 Act, it has a fundamental policy that is more restrictive than that required of a diversified investment company. To be "diversified" under the 1940 Act, an investment company must not, with respect to 75% of its total assets, invest more than 5% of its total assets in the securities of any one issuer (the "5% limit") or acquire more than 10% of the outstanding voting securities of any one issuer (the "10% limit"). Up to 25% of its total assets (the "25% basket") may be invested without regard to these restrictions (i.e., up to 25% in one or more issues).

  Under the Fund's current fundamental policy, the 5% and 10% limits apply to 100% of its total assets, not to 75% of its total assets as is permissible under the 1940 Act. This restriction was required by state "blue sky" laws that were nullified by the federal preemption of state regulation of mutual fund prospectuses passed by Congress in 1996. At its September 7, 2000 Special Meeting, the Board of Directors approved the Adviser's recommendation that this fundamental policy be revised to permit the Fund to invest in accordance with the limits contained in the 1940 Act for diversified investment companies. In making its recommendation, the Adviser noted that these changes would enable the Fund to remain competitive with newer funds that are not subject to these restrictions, as well as older funds that changed their diversification policies to remove similar restrictions, and would allow the Fund the flexibility to take larger positions within its non-diversified 25% basket when the Adviser deems appropriate. The Adviser stated that it believed that the adoption of this change would not materially affect the operation of the Fund, although it was expected that the Fund would avail itself of the occasional opportunities presented by the non-diversified 25% basket. The returns of a fund that may invest 25% of its total assets in a single issuer may be more dependent on a single stock and may be more volatile than those of a fund that is subject to a lower limit on such investments.

  Approval of Proposal Five requires the affirmative vote of "a majority of the outstanding voting securities" as defined herein. If the stockholders of the Fund do not approve the Fund's fundamental policy with respect to the diversification of the Fund's investments, the policy will remain unchanged.

  Your Board of Directors recommends that the stockholders vote "FOR" the approval of Proposal Five.

                                  HOW TO VOTE

  You may vote your shares by mail by signing and returning the enclosed proxy card, by telephone, or over the Internet.

  Voting by Mail or in Person. If you wish to participate at the Meeting, but do not wish to give a proxy by telephone or via the Internet, you can complete, sign and mail the enclosed proxy card or attend the Meeting in person.

  Internet and Telephone Voting. You may give your voting instructions via the Internet or by touch-tone telephone by following the instructions provided on your proxy card.

                INFORMATION AS TO THE FUND'S PRINCIPAL OFFICERS

  The principal officers of the Fund and their principal occupations during the past five years are as follows:

  John D. Carifa, Chairman and President (see page 4 for biographical information).

  Kathleen A. Corbet, Senior Vice President, 40, is an Executive Vice President of Alliance Capital Management Corporation ("ACMC"), with which she has been associated since prior to 1996.

  Paul C. Rissman, Senior Vice President, 43, is an Executive Vice President of ACMC, with which he has been associated since prior to 1996.

  Thomas J. Bardong, Vice President, 55, is a Senior Vice President of ACMC, with which he has been associated since prior to 1996.

  Frank V. Caruso, Vice President, 43, is a Senior Vice President of ACMC, with which he has been associated since prior to 1996.

  Edmund P. Bergan, Jr., Secretary, 50, is a Senior Vice President and the General Counsel of Alliance Fund Distributors, Inc. ("AFD") and Alliance Fund Services, Inc. ("AFS"), with which he has been associated since prior to 1996.

  Andrew L. Gangolf, Assistant Secretary, 46, is a Senior Vice President and Assistant General Counsel of AFD, with which he has been associated since prior to 1996.

  Domenick Pugliese, Assistant Secretary, 39, is a Senior Vice President and Assistant General Counsel of AFD, with which he has been associated since prior to 1996.

  Mark D. Gersten, Treasurer and Chief Financial Officer, 49, is a Senior Vice President of AFS, with which he has been associated since prior to 1996.

  Vincent S. Noto, Controller, 35, is a Vice President of AFS, with which he has been associated since prior to 1996.

  The address of Messrs. Carifa, Rissman, Bardong, Caruso, Bergan, Gangolf and Pugliese and Ms. Corbet is c/o Alliance Capital Management, L.P., 1345 Avenue of the Americas, New York, New York 10105. The address of Messrs. Gersten and Noto is c/o Alliance Fund Distributors, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

  All of the officers of the Fund are employees of the Adviser and officers of ACMC, the general partner of the Adviser, or a wholly-owned subsidiary of the Adviser. As of the record date, no officer or Director of the Fund beneficially owned more than 1% of the outstanding equity securities of the Adviser.

                            REPORTS TO STOCKHOLDERS

  The Fund will furnish each person to whom this Proxy Statement is delivered with a copy of the Fund's latest annual report to stockholders upon request and without charge. To request a copy, please call Alliance Fund Services, Inc. at
(800) 227-4618 or contact Reid Conway at Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105.

                                   By Order of the Board of Directors,

                                   Edmund P. Bergan, Jr.
                                    Secretary

New York, New York
September 22, 2000

                       This Page Intentionally Left Blank

TABLE OF CONTENTS                                                          Page
-------------------------------------------------------------------------------
Introduction..............................................................
Proposal One
 Election of Directors....................................................
Proposal Two
 Ratification of Selections of Independent Accountants....................
Proposal Three
 Approval of a Proposal to Amend the Investment Advisory Agreement to
   increase the Investment Advisory Fee and Revise the Advisory Fee Break
   Point Schedule.........................................................
 Summary of the Proposal..................................................
 Board Considerations.....................................................
 Fees and Expenses........................................................
 Examples.................................................................
 Investment Advisory Agreement............................................
 Investment Adviser.......................................................
 Distribution and Transfer Agency Fees and Payments to Affiliated Broker..
 Other Fund Advised by The Adviser with similar Investment Objectives.....
Proposal Four
 Approval of a Proposal to Amend a Fundamental Policy to Permit Securities
   Lending to the Extent Permitted by The 1940 Act........................
Proposal Five
 Approval of a Proposal to Amend a Fundamental Policy to Permit the Fund
   to Fully Utilize the Investment Latitude for Diversified Funds
   established by The 1940 Act............................................
  How to Vote.............................................................
  Information as to the Fund's Principal Officers.........................
 Reports to Stockholders..................................................


                              Alliance Growth and
                               Income Fund, Inc.


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                           [LOGO OF ALLIANCE CAPITAL]
                        Alliance Capital Management L.P.
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NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

November 2, 2000